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                                                            EXHIBIT 99.22(d)(32)

                AMENDMENT TO THE INVESTMENT SUBADVISORY AGREEMENT

This Amendment ("Amendment") to the Investment Subadvisory Agreement (defined below), is effective as of December 31, 2004, by and between Vantagepoint Investment Advisers, LLC, a Delaware limited liability company ("Client"), T. Rowe Price Associates, Inc. ("Subadviser"), and The Vantagepoint Funds, a Delaware business trust (the "Funds").

      WHEREAS, the Client, Subadviser and the Funds, entered into the Investment Subadvisory Agreement dated March 13, 2003 (the "Agreement") for the management of the Vantagepoint Aggressive Opportunities Fund (the "Fund"); and

      WHEREAS, the Client, Subadviser and the Funds desire to amend the Agreement as set forth below.

      NOW, THEREFORE, in consideration of the mutual covenants herein set forth, the parties hereto agree as follows:

      1.    Section 12. LIABILITY, is hereby amended and restated as follows:

                  (a) In the absence of any willful misfeasance, bad faith, or gross negligence in the performance of Subadviser's duties, or by reason of the Subadviser's reckless disregard of its obligations and duties under this Agreement, Subadviser shall not be liable to Client or the Fund for honest mistakes of judgment or for action or inaction taken in good faith for a purpose that Subadviser reasonably believes to be in the best interests of the Fund. However, neither this provision nor any other provision of this Agreement shall constitute a waiver or limitation of any rights which Client or the Fund may have under federal or state securities laws.

                  (b) Client shall indemnify Subadviser against any liability, damages, or expenses arising out of the negligence, malfeasance or violation of any applicable law, regulation, or internal policy for which Client has the primary responsibility of compliance and the responsibly for which has not been specifically delegated to Subadviser.

      2. All other provisions of the Agreement remain in full force and effect.

      3. Unless otherwise defined in this Amendment, all terms used in this Amendment shall have the same meaning given to them in the Agreement.

      4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, THE PARTIES HERETO EXECUTE THIS AGREEMENT ON December 31,
2004.

      THE VANTAGEPOINT FUNDS

      By: /s/ Paul Gallagher
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      Title: Paul Gallagher, Secretary

      VANTAGEPOINT INVESTMENT ADVISERS, LLC

      By: /s/ Paul Gallagher
          ---------------------------------------

      Title: Paul Gallagher, Secretary

      T. ROWE PRICE ASSOCIATES, INC.

      By: /s/ Darrell N. Braman
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      Title: Darrell N. Braman, Vice President